EXHIBIT 23.2



                    CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in the Registration Statement (Form S-8) pertaining to The Coca-Cola Company 1999 Stock Option Plan, The Coca-Cola Company 1991 Stock Option Plan and The Coca-Cola Company 1987 Stock Option Plan and to the incorporation by reference therein of our reports dated January 25, 1999, with respect to the consolidated financial statements of The Coca-Cola Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.




                                                    /s/ Ernst & Young LLP


Atlanta, Georgia
May 18, 1999